Exhibit 10.2

FIRST AMENDMENT

TO

SECOND LIEN SECURITY AGREEMENT

THIS FIRST AMENDMENT TO SECOND LIEN SECURITY AGREEMENT (this “Amendment”) is entered into as of October 10, 2007 by and among iPCS, Inc., a Delaware corporation (“iPCS”), the Guarantors listed on the signature pages hereto (collectively, the “Guarantors”, and, together with iPCS, the “Pledgors”), and U.S. Bank National Association, as collateral agent for the benefit of the Secured Parties (as defined therein) (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors and the Collateral Agent are parties to that certain Second Lien Security Agreement dated as of April 23, 2007 (the “Security Agreement”);

WHEREAS, holders of certain of the Second Lien Senior Secured Floating Rate Notes due 2014 sold to the initial purchasers thereof on April 23, 2007 (collectively, the “Old Notes”) have exchanged (collectively, such exchanges are the “Exchange Transactions”) the Old Notes for Second Lien Senior Secured Floating Rate Notes due 2014 that have been registered with the SEC (collectively, the “New Notes”; the holders of the New Notes, collectively, are the “New Noteholders”); and

WHEREAS, as set forth in the documentation relating to the Exchange Transactions, a portion of the collateral securing the New Notes differs in certain circumstances from the collateral securing the Old Notes, which changes are being effected hereby.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS.

Terms defined in the Security Agreement and not otherwise defined herein are used herein as therein defined.

SECTION 2. AMENDMENTS TO SECURITY AGREEMENT.

2.1           The definition of “Excluded Property” in Section 1.1 of the Security Agreement is hereby amended and restated to read in its entirety as follows:

“Excluded Property” shall mean:

(a)                                any Contract, General Intangible, property right (including Intellectual Property Licenses and other intellectual property rights), license or permit to which any Pledgor is a party to the extent that (i) the grant of a security interest therein by such Pledgor will constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of such Pledgor thereunder, (ii) the terms thereof prohibit the creation by such Pledgor of a security interest therein, (iii) if the grant of a security interest therein by the Company or such Guarantor (x) would give any other party thereto a right to terminate its obligations thereunder or (y) is permitted only with the consent of another party (other than a Pledgor) and such consent has not been obtained or (iv) any Requirement of Law applicable thereto prohibits the creation of a security interest therein (other than, in the case of clauses (i), (ii), (iii) and (iv), the extent that any such term thereunder would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC);

(b)                               any Capital Stock of a Subsidiary that is a Controlled Foreign Corporation other than Capital Stock constituting Pledged Securities;

(c)                  any real property (other than Fixtures) owned or leased by each Pledgor;

(d)                 any Motor Vehicles (whether owned or leased); and

(e)                  any Excluded Permitted Lien Property;

provided that any Proceeds, substitutions or replacements of any Excluded Property shall not themselves be Excluded Property (unless such proceeds, substitutions or replacements would constitute property described in clauses (a) through (e) above).  In addition, to the extent that any Excluded Permitted Lien Property is included in the Collateral, such Excluded Permitted Lien Property shall be automatically released from the Liens under the terms of this Agreement. In addition, in the event that Rule 3-16 of Regulation S-X (or any successor regulation) requires the preparation and filing with the SEC of separate audited financial statements of any Restricted Subsidiary owned by a Pledgor because such Restricted Subsidiary’s Capital Stock is pledged as collateral to secure the New Notes or any Additional Secured Obligations, the portion (or, if necessary, all) of such Capital Stock pledged prior to the date hereof to secure the Old Notes that is necessary to eliminate such filing requirement (collectively, such Capital Stock is the “New Notes Excluded Collateral”) shall automatically be deemed released from, and not to have been part of, the Collateral securing the New Notes or such Additional Secured Obligations.

2.2           Section 1.1 of the Security Agreement is hereby amended by adding the following definitions thereto, each in its appropriate alphabetical position:

“New Notes” shall mean those Notes that have been issued and are registered under the Exchange Act.

“Old Notes” shall mean all Notes other than the New Notes.

2.3           The definition of “Pledged Securities” in Section 1.1 of the Security Agreement is hereby amended and restated to read in its entirety as follows:

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 10(a) and 10(b) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, however, that Pledged Securities shall not include (1) Equity Interests of any Subsidiary of a Controlled Foreign Corporation, (2) any outstanding voting capital stock of a first-tier Controlled Foreign Corporation in excess of 65% of the voting power of all classes of Capital Stock of such Controlled Foreign Corporation or (3) with respect to the New Notes and any Additional Secured Obligations, the New Notes Excluded Collateral.

2.4           The Security Agreement is hereby amended by adding the following as Section 4.11 to the Security Agreement:

SECTION 4.11.      Negative Pledge. No Pledgor shall create, incur, assume or suffer to exist any Lien on any of the New Notes Excluded Collateral to secure any Indebtedness of such Pledgor, other than (a) Indebtedness in respect of the Old Notes and (b) Hedging Obligations in existence as of the date hereof.

2.5           Section 12.4 of the Security Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 12.4.        Termination; Release.  When all the Secured Obligations have been paid in full (other than contingent indemnification obligations not yet due and payable) and no commitments remain under Additional Secured Debt Documents to extend credit that would constitute Secured Obligations, this Agreement shall terminate.  Upon termination of this Agreement the Collateral shall be released from the Lien of this Agreement.  In addition, the Collateral or any portion thereof shall be released from the Lien of this Agreement pursuant to the Indenture.  In addition, the Liens of this Agreement will be automatically released with respect to the New Notes Excluded Collateral in the event that Rule 3-16 of Regulation
S-X (or any successor regulation)

requires the preparation and filing with the SEC of separate audited financial statements of any Restricted Subsidiary owned by a Pledgor because such Restricted Subsidiary’s Capital Stock is pledged as collateral to secure the New Notes and any Additional Secured Obligations. Upon any such release, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to the applicable Pledgor(s), against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be, in form and substance reasonably satisfactory to the Pledgors.

SECTION 3. MISCELLANEOUS.

3.1           Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AMENDMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

3.2           Severability. Any provision of this Amendment which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

3.3           Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement.

3.4           Reference to Security Agreement. Except as amended hereby, the Security Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. On and after the effectiveness of this Amendment to the Security Agreement accomplished hereby, each reference in the Security Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Security Agreement in the Indenture or other agreements, documents or instruments executed and delivered pursuant thereto, shall be deemed a reference to the Security Agreement, as amended hereby.

3.5           Successors. This Amendment shall be binding upon the parties hereto and their successors and permitted assigns.

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IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

iPCS, INC., as Pledgor

By:	/s/ Stebbins B. Chandor, Jr.
Name:	Stebbins B. Chandor, Jr.
Title:	Executive Vice President and Chief Financial Officer

iPCS WIRELESS, INC.,
iPCS EQUIPMENT, INC.,
HORIZON PERSONAL COMMUNICATIONS, INC.
BRIGHT PCS HOLDINGS, INC. and
BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC,
as Pledgors

By:	/s/ Stebbins B. Chandor, Jr.
Name:	Stebbins B. Chandor, Jr.
Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Michael M. Hopkins
Name:	Michael M. Hopkins
Title:	Vice President